EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
CoraWare, Inc.

We consent to incorporation by reference in this Registration Statement of CoraWare, Inc., on Form S-8 to be filed with the Commission on or about March 23, 2010 of our Report of Independent Registered Public Accounting Firm dated may 5, 2009 covering the consolidated financial statements of CoraWare, Inc. for the years ended december 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' deficit, and cash flow for each of the years then ended.

/s/ LBB & Associates, Ltd., LLP.

LBB & Associates, Ltd., LLP.

Houston, Texas
March 23, 2010